Exhibit 99.1

iPower and TCL Announce Partnership to Expand Smart Tech

Access via iPower’s Authorized Channel

Collaboration Pairs TCL’s Product Leadership with iPower’s Marketplace Engine to

Deliver More Choice, Dependable Delivery, and Stronger Authenticity Signals for Shoppers.

RANCHO CUCAMONGA, Calif., September 23, 2025 — iPower Inc. (Nasdaq: IPW), a data and technology driven e-commerce retailer and infrastructure company, today announced a partnership with TCL Smart Home Technology, a manufacturer and seller of consumer electronics, to make designated TCL products available through iPower’s authorized channel, bringing a globally trusted consumer-technology brand into iPower’s digital retail platform.

“Combining TCL’s product innovation with iPower’s leading merchandising, fulfillment and data-driven marketing will enable us to scale quickly, elevate customer experience, and drive category growth,” said Lawrence Tan, CEO of iPower. “This partnership aligns with our broader mission to build trusted, tech-forward marketplaces that solve for both supply efficiency while bolstering shopper confidence. We’re excited about the opportunities this unlocks for our business, in addition to the potential it creates for long-term collaboration and bringing other leading brands into our ecosystem.”

Why it matters

•	More product selection in stock. iPower will merchandise TCL products in smart consumer tech categories, focused on demand and seasonality.
•	Faster and more reliable delivery. iPower’s mature operations and nationwide fulfillment support speed, tracking and post-purchase care will ensure faster and more reliable delivery.
•	Trust at checkout. Using iPower’s authorized channels reinforces authenticity, bringing more confidence to the marketplace— a key aspect to customer conversion in electronics.

Near-term execution

1.	Sequenced assortment rollout across the most searched subcategories.
2.	Channel optimization (enhanced content, comparison guides, FAQs) to lift discovery and conversion.
3.	Service excellence with unified support and standardized returns to protect ratings and reviews.

About iPower Inc.

iPower Inc. (Nasdaq: IPW) is a technology- and data-driven online retailer and a provider of value-added e-commerce services for third-party products and brands. iPower operates a nationwide fulfillment network and is expanding infrastructure across software, logistics, and manufacturing, with an aim to also pursue initiatives in digital assets and blockchain integration. For more information, please visit www.meetipower.com.

Forward-Looking Statements

This press release contains forward-looking statements—non-historical statements based on current plans, expectations, and projections regarding iPower’s strategy, operations, financial condition, and market conditions. Words such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” and “continue” identify such statements. Actual results could differ materially due to known and unknown risks and uncertainties. iPower undertakes no duty to update these statements except as required by law; for additional factors, please review iPower’s Annual Report on Form 10-K and other SEC filings. Forward-looking statements are made only as of the date of this release.

Media & Investor Contact
IPW.IR@meetipower.com